Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 542-2109
FOR IMMEDIATE RELEASE
PATRIOT COAL BEGINS TRADING AS AN INDEPENDENT COMPANY
ST. LOUIS, November 1 — Patriot Coal Corporation (NYSE: PCX) today announced that its spin-off from Peabody Energy (NYSE: BTU) has been completed and that it has begun trading as an independent company. Patriot Coal was officially spun off from Peabody Energy on Wednesday, October 31. The newly independent company begins trading as a member of the S&P SmallCap 600 Index.
     “This is an exciting milestone for Patriot Coal and our dedicated employees and will allow greater management focus on our core mining operations,” said Patriot President and Chief Executive Officer Richard M. Whiting. “As an independent company focused on creating shareholder value, we believe our broad asset portfolio will position us well to pursue effective long-term strategies and capitalize on market opportunities for both thermal and metallurgical coal.”
     As a result of the spin-off, Peabody Energy shareholders received one share of Patriot Coal stock for every ten shares of stock they held in Peabody. Approximately 26.6 million shares of Patriot stock were distributed on Wednesday, October 31 to Peabody shareholders.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the Eastern United States, with eight company-operated mines, two joint venture mines and numerous contractor-operated mines in Appalachia and the Illinois Basin. The company ships to electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.2 billion tons of proven and probable coal reserves. The company’s common stock trades on the New York Stock Exchange under the symbol PCX.
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PATRIOT COAL BEGINS TRADING AS AN INDEPENDENT COMPANY — PAGE 2
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; our dependence on Peabody Energy in the near future; geologic, equipment and operational risks associated with mining; supplier performance and the availability and cost of key equipment and commodities; our ability to recover coal reserves; labor availability and relations; availability and costs of transportation; legislative and regulatory developments; weather patterns affecting energy demand; availability and costs of competing energy resources; and other risks detailed in the company’s filings with the Securities and Exchange Commission.
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